Exhibit 4.9

Supplemental Indenture No. 1

SUPPLEMENTAL INDENTURE NO. 1, dated as of                     , 2007 (this “Supplemental Indenture”), between Domtar Inc., a corporation duly organized and existing under the federal laws of Canada (together with its successors and assigns, the “Corporation”), and The Bank of New York, as trustee (the “Trustee”), under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Corporation and the Trustee are parties to an Indenture, dated as of July 31, 1996 (the “Indenture”), and the Corporation issued pursuant to the Indenture $125,000,000 in aggregate principal amount of its 9 1/2% notes due 2016 (the “Notes”);

WHEREAS, the Corporation desires to amend the Indenture in order to, among other things, (i) eliminate or modify certain restrictive covenants, (ii) permit the sale, in one or more transactions, by the Corporation of all or substantially all of the shares of capital stock or other equity interests of its U.S. subsidiaries to Domtar Corporation, a Delaware corporation and the indirect parent of the Corporation (“Domtar Corp.”), or one of Domtar Corp.’s subsidiaries, (iii) eliminate the obligation of the Corporation to file reports with the Securities Exchange Commission or otherwise provide reports to holders of the Notes absent a requirement to file such reports under applicable law, and (iv) eliminate certain events of default;

WHEREAS, Domtar Corp. has caused to be delivered to the Holders of the Notes a Prospectus and Consent Solicitation Statement, dated                     , 2007 (as the same may be amended from time to time, the “Prospectus”), and the related Letter of Transmittal and Consent, pursuant to which Domtar Corp. has (i) offered to exchange any and all of the outstanding Notes for an equal principal amount of Domtar Corp.’s newly issued notes of the corresponding series, bearing interest at the same rate and maturing on the same date as the applicable Notes tendered in exchange (such offer, on the terms set forth in the Prospectus and such Letter of Transmittal and Consent, the “Offer”) and (ii) solicited consent to the adoption of proposed amendments to the Indenture (the “Amendments”), as further described herein (the “Exchange Consent Solicitation”);

WHEREAS, Section 10.01 of the Indenture provides that the Corporation and the Trustee may enter into a supplemental indenture to amend the Indenture to cure any ambiguity, omission, defect or inconsistency without prior notice to or the consent of Holders;

WHEREAS, Section 10.02 of the Indenture provides that, subject to certain exceptions, the Corporation and the Trustee may amend the Indenture to add, change or eliminate provisions or to modify the rights of Holders with the written consent of Holders of not less than a majority in principal amount of the Securities then outstanding (the “Requisite Holders”);

WHEREAS, the Corporation has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture;

WHEREAS, the consent of the Requisite Holders of the Notes to amend the Indenture as set forth in this Supplemental Indenture has been received pursuant to the Exchange Consent Solicitation; and

WHEREAS, all other conditions and requirements necessary to amend the Indenture as set forth in this Supplemental Indenture have been satisfied.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Corporation and the Trustee mutually covenant and agree as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Amendments to Definitions. Section 1.01 of the Indenture (Definitions) is hereby amended to (i) include the following definition:

“Domtar Corp.” means Domtar Corporation, a Delaware corporation and the indirect parent of the Corporation.

and (ii) amend and restate the definition of “Restricted Subsidiary” in its entirety as follows:

“‘Restricted Subsidiary’ means (a) a Subsidiary which, as at the end of the Corporation’s then most recently completed fiscal quarter, had Consolidated Net Tangible Assets representing 5% or more of the Consolidated Net Tangible Assets of the Corporation (including such Subsidiary) and owns or leases any interest in a Principal Property and (b) any other Subsidiary which the Board of Directors shall have determined to be a Restricted Subsidiary. Any determination mentioned in (b) shall be irrevocable provided, however, that the Board of Directors may determine that a Restricted Subsidiary described in (b) shall cease to be a Restricted Subsidiary and shall become an unrestricted Subsidiary if (i) a Person other than the Corporation or a Restricted Subsidiary shall hold a minority interest of at least 15% of the common shareholders’ equity of such Restricted Subsidiary and (ii) immediately after such Restricted Subsidiary becomes an unrestricted Subsidiary, no Event of Default or event which, with time or the giving of notice or both, would become an Event of Default, shall exist.”

In addition, each definition set forth in Sections 1.01 and 1.02 of the Indenture and any capitalized term that is not used in any provision of the Indenture other than the provisions eliminated pursuant to this Supplemental Indenture and/or is not used in any provision of the Indenture other than such definitions, is hereby deleted in its entirety and any reference to a deleted definition or capitalized term is hereby also deleted.

3. Amendment to Section 3.12. Section 3.12 of the Indenture (SEC Reports; Reports to Holders) is hereby amended and restated with respect to the Notes to read in its entirety as follows:

“Section 3.12. SEC Reports; Reports to Holders. The Corporation shall file with the Trustee and with the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 shall be filed with the Trustee within 15 days after the same is required to be filed with the Commission. The Corporation also shall comply with the other provisions of Trust Indenture Act Section 314(a).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Corporation’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

4. Amendment to Section 6.01. Section 6.01 of the Indenture (When Corporation May Merge, Amalgamate, Consolidate or Sell Assets) is hereby amended to delete clause (a)(iv) in its entirety and insert the phrase “[Intentionally Omitted]” in substitution therefor, and all references to such clause are deleted in their entirety, and (ii) add a new paragraph (d) as follows:

5. “(d) The provisions of Section 6.01(a) shall not be applicable to the sale, in one or more transactions, by the Corporation of all or any portion of the shares of capital stock or other equity interests of its subsidiaries (whether a corporation or other entity organized under the laws of the United States or any state thereof or with its assets located in the United States or any state thereof) to Domtar Corp. or one of its subsidiaries in exchange for the fair market value of such shares or interests, as the case may be, as determined by the board of directors of the Corporation, in return for consideration consisting of one or more notes of Domtar Corp. or debt securities of the Corporation, or any combination thereof, as determined by the board of directors of the Corporation.”

6. Amendment to Section 7.01. Section 7.01 of the Indenture (Events of Default) is hereby amended to delete clauses (4) and (5) in their entirety and insert the phrase “[Intentionally Omitted]” in substitution therefor, and all references to such clauses are deleted in their entirety.

7. Amendment to Section 11.12. Section 11.12 of the Indenture (Consent to Jurisdiction and Service) is hereby amended by deleting the phrase “the first paragraph” from the first sentence of the fourth paragraph thereof, and inserting the phrase “Section 11.02” in substitution therefor.

8. Elimination of Certain Covenants. Section 3.05 (Limitation on Liens), Section 3.09 (Limitation on Sale and Leaseback Transactions) and Section 3.10 (Designation of Restricted and Unrestricted Subsidiaries) of the Indenture are hereby deleted in their entirety and the phrase “[Intentionally Omitted]” is inserted in substitution therefor, and all references to such Sections are deleted in their entirety.

9. Elimination of Payment for Consent. Section 10.07 (Payment for Consent) is hereby deleted in its entirety and the phrase “[Intentionally Omitted]” is inserted in substitution therefor, and all references to such Section are deleted in their entirety.

10. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes of the Notes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

11. Conflict with Trust Indenture Act. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required under such Act to be a part of and govern this Supplemental Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.

12. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State without reference to principles of conflicts of laws.

13. Consent to Jurisdiction and Service.

The Corporation irrevocably submits to the jurisdiction of any Federal court (or, if such court refuses to take jurisdiction, any New York State Court) located in the Borough of Manhattan in The City of New York over any suit, action or proceeding arising out of or relating to the Indenture, as amended by this Supplemental Indenture. The Corporation irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any suit, action or proceeding brought in such a court has been brought in any inconvenient forum. The Corporation agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Corporation and may be enforced in the courts of Canada (or any other courts to the jurisdiction of which the Corporation is subject) by a suit upon such judgment, provided that service of process is effected upon the Corporation in the manner specified in the following paragraph or as otherwise permitted by law; provided, however, that the Corporation does not waive, and the foregoing provisions of this sentence shall not constitute or be deemed to constitute a waiver of, (i) any right to appeal any such judgment, to seek any stay or otherwise to seek reconsideration or review of any such judgment in each case before the trial court of a U.S. Federal or State court having appellate jurisdiction over such trail court or (ii) any stay of execution or levy pending an appeal from, or a suit, action or proceeding for reconsideration or review of, any such judgment.

As long as any of the Securities remain outstanding, the Corporation will at all times have an authorized agent in the Borough of Manhattan, The City of New York upon whom process may be served in any legal action or proceeding arising out of or relating to the Indenture, as amended by this Supplemental Indenture. Service of process upon such agent and written notice of such service mailed or delivered to the Corporation shall to the extent permitted by law be deemed in every respect effective service of process upon the Corporation in any such legal action or proceeding. The Corporation has, by separate instrument, irrevocably appointed CT Corporation System as its agent for such purpose until August 1, 2018, and covenants and agrees that service of process in any such legal action or proceeding may be made upon it at the office of such agent at the address set forth in such instrument (or at such other address in the Borough of Manhattan, The City of New York, as the Corporation may designate by written notice to the Trustee).

The Corporation hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraphs by service upon such agent together with the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the Corporation set forth in Section 11.02 of the Indenture or to any other address of which the Corporation shall have given written notice to the Trustee. The Corporation irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service and mailing (i) shall be deemed in every respect effective service of process upon the Corporation in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service.

Nothing in this Section shall affect the right of the Trustee or any Holder to serve process in any manner permitted by law or limit the right of the Trustee to bring proceedings against the Corporation in the courts of any jurisdiction or jurisdictions.

14. Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

16. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

17. Effective Time. This Supplemental Indenture shall become effective immediately upon execution of this Supplemental Indenture on the date hereof. However, the Amendments set forth in Sections 2, 3, 4, 5, 6, 7, 8 and 9 of this Supplemental Indenture shall not become operative with respect to a series of the Notes unless and until the settlement date upon which Domtar Corp. accepts Notes of such series for exchange pursuant to the Offer (the date and time of such acceptance being referred to herein as the “Effective Time”). At the Effective Time, the Amendments to the Indenture effected hereby shall be deemed fully operative with respect to such series of the Notes without any further notice or action on the part of the Corporation, Domtar Corp., the Trustee, any Holder or any other Person.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DOMTAR INC.

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

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